                                                                   Exhibit 10.39


                              EXCLUSIVITY AGREEMENT

         This Exclusivity Agreement (the "Agreement") is made this 9th day of March, 2001, by and among Marlin Integrated Capital Holding Corporation ("Marlin"), NCO Portfolio Management, Inc. ("NCOP") and NCO Group, Inc. ("NCO").

         WHEREAS, newly formed subsidiaries of NCOP and Marlin are this day forming a joint venture (the "Joint Venture") pursuant to a Limited Liability Company Agreement of INOVISION-MEDCLR-NCOP Ventures, LLC of even date herewith (the "LLC Agreement") in which Joint Venture each of NCOP's and Marlin's respective subsidiaries will have a 50% equity interest. The sole purpose of the Joint Venture will be to purchase certain types of defaulted consumer receivables, all as more fully set forth in this Agreement and the LLC Agreement; and

         WHEREAS, the servicing of such purchased, defaulted or past due consumer receivables and the servicing of previously purchased defaulted or past due consumer receivables by Marlin will be done by NCO Financial Systems, Inc. ("NCOF"), a wholly-owned subsidiary of NCO, pursuant to servicing agreements to which Marlin, affiliates of Marlin, NCOF and the Joint Venture will be parties (as amended, restated, modified or extended from time to time, collectively, the "Servicing Agreements"); and

         WHEREAS, in connection with the creation of the Joint Venture, NCOF (or an affiliate thereof) is purchasing the "Call Center" assets and business of Marlin pursuant to an asset purchase agreement of even date herewith, and CR Software Inc. ("CRS"), a wholly-owned subsidiary of Marlin, and NCOF (or an affiliate thereof) are entering a strategic alliance agreement of even date herewith for the further development, purchase, service and use of certain CRS products by NCOF; and

         WHEREAS, it is the intent of the parties hereto that the exclusive right to purchase such consumer receivables will be granted to the Joint Venture, all upon the terms and subject to the conditions herein; and

         WHEREAS, the parties hereto wish to set forth their understandings with respect to the exclusivity of the Joint Venture to purchase such consumer receivables, all as more fully set forth herein;

         NOW THEREFORE, incorporating the foregoing and in consideration of the mutual promises, covenants and agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

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         1. DEFINITIONS

         (a) All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given to them in the LLC Agreement.

         (b) The term "Consumer Obligations" means defaulted or past due healthcare (excluding HCA, the Healthcare Company , "HCA"), bad, dishonored and returned checks and defaulted or past due utility (electric, gas, water, cable, ISP, satellite, telecom and sewer) consumer accounts receivable and other defaulted or past due obligations of that type.

         (c) The term "Excluded Consumer Obligations" means Consumer
Obligations:

         (i) which have been purchased from sellers of such Consumer Obligations pursuant to an agreement (as amended or modified from time to time) to purchase such Consumer Obligations on a periodic basis for a specified period of time, which agreement has been entered into prior to the date hereof and which is specifically set forth on Exhibit C hereto. Notwithstanding the foregoing, any such agreement set forth on Exhibit C hereto which is extended (other than extensions pursuant to options existing on the date hereof) after the date hereof, shall not be deemed an Excluded Consumer Obligation and therefore subject to the exclusivity provisions of this Agreement; or

         (ii)     of HCA; or

         (iii) Consumer Obligations purchased from clients outside the United States, the substantial majority of which consist of obligations of obligors residing outside the United States; or

         (iv) which are purchased from a seller (or its affiliates) listed on Exhibit D pursuant to an agreement consummated on or prior to April 30, 2001, and as to which negotiations have already begun as of the date hereof.

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

         2. EXCLUSIVITY

         (a) Marlin, NCOG and NCOP (collectively, the "Grantors"), on behalf of themselves and on behalf of all entities which are (at any time during the Term (as defined below) hereof) controlled by or are under common control with any one or more of the Grantors (either through financial investment or management responsibility) (collectively, the "Affiliated Parties"), hereby grant to one another, pursuant to the terms and conditions of this Agreement, the exclusive right to participate in the acquisition (pursuant to their direct or indirect interest in the LLC Agreement) of Consumer Obligations to be acquired by any of the Grantors or any Affiliated Party thereof during the Term of this Agreement, other than Excluded Consumer Obligations. It is agreed that for the purposes of this Agreement, NCO Financial Systems, Inc. and NCO Financial Services, Inc. shall at all times be an Affiliate of NCO and NCOP.

         (b) Subject to the ability of any Grantor or any Affiliated Party thereof to purchase Excluded Consumer Obligations as provided in this Agreement, each of Marlin, NCOP and NCO agree, on behalf of themselves and on behalf of each of their respective Affiliated Parties, that in the event any Grantor or any Affiliated Party thereof desires to purchase any Consumer Obligations, other than Excluded Consumer Obligations, such Grantor and its Affiliated Parties, shall not purchase such Consumer Obligations until the Joint Venture shall have been given the opportunity (directly or through its subsidiaries), and declined, to exercise its exclusive right to purchase such Consumer Obligations pursuant to the terms of this Agreement.

         (c) The Grantors agree that each of them will provide to the others, on a quarterly basis, a written report summarizing all Excluded Consumer Obligations purchased by them during such quarter.

         (d) As the damages to the parties from a breach hereof could not be adequately calculated, the parties shall be entitled to specific performance of the terms hereof.

         3. TERM

         The term of this Agreement shall be for a period of four years beginning on the date hereof or until this Agreement is otherwise terminated prior thereto in accordance with the terms hereof. In addition, the parties hereto agree that unless either party shall give the other parties hereto written notice of its intent to terminate this Agreement not less than 90 days prior to the expiration of the original term, or any renewal term hereof, this Agreement shall be deemed automatically extended after the initial four year term on a year-to-year basis thereafter. As used in this Agreement, the "Term" shall mean the original four year period and all annual automatic extensions thereof.

         4. EXCLUSIVITY PROCEDURES

         In the event that any of the Grantors or any Affiliated Party thereof desires to purchase any Consumer Obligations, other than Excluded Consumer Obligations, the Grantor shall provide to the Joint Venture all information reasonably necessary for the Joint Venture to prepare a bid package in accordance with the provisions of Exhibit A. Thereafter, the Purchase Request (as defined in Exhibit A) shall be accepted or rejected in accordance with the provisions of Exhibit A. If the Joint Venture rejects such Purchase Request after an NCOP Rejection (as defined in Exhibit A), thereafter Marlin or any Affiliated Party thereof (but not NCOP or any Affiliate thereof) may purchase such Consumer Obligations on terms no more favorable to Marlin or its Affiliates than those contemplated by the Purchase Request submitted with respect to such Consumer Obligations. If the Joint Venture rejects such Purchase Request after a Marlin Rejection (as defined in Exhibit A), thereafter NCOP or any Affiliated Party thereof (but not Marlin or any Affiliate thereof) may purchase such Consumer Obligations on terms no more favorable to NCOP or its Affiliates than those contemplated by the Purchase Request submitted with respect to such Consumer Obligations.

         5. TERMINATION OF EXCLUSIVITY BY NCOP AND NCO

         (a) Notwithstanding anything to the contrary contained herein, upon written notice to Marlin by NCOP or NCO (the "NCO Termination Notice), NCOP, NCO and their respective Affiliated Parties shall be excused from the exclusivity provisions under this Agreement prior to the end of the Term if such notice provides evidence establishing that:

         (i) 18 full calendar months have elapsed since the first purchase of Consumer Obligations by the Joint Venture;

         (ii) the Joint Venture has submitted at least five (5) Purchase Requests that: (a) satisfy all of the requirements for submission of Purchase Requests under the Credit Agreement of even date herewith, as the same may be amended, renewed, extended, restated or otherwise modified from time to time (the "Credit Agreement") by and between the Joint Venture and CFSC Capital Corp. XXXIV ("Cargill"), and (b) describes the types of assets contemplated in the Credit Agreement;

         (iii) the aggregate number and dollar amount of Purchase Requests which were funded by the Joint Venture does not exceed seventy five percent (75%) of the number and aggregate dollar amount of the sum of NCOP Qualifying Purchase Requests (defined below) and Purchase Requests that were funded by the Joint Venture; and

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

         (iv) the sum of all amounts actually advanced by the Joint Venture in order to close the transactions described in Purchase Requests exceeds Two Million Dollars ($2,000,000).

For purposes of the foregoing, an "NCOP Qualifying Purchase Request" shall mean a complete Purchase Request that meets each of the following requirements:

         (i) an Affiliated Party of NCOP or NCO has closed exactly the same substantive transaction as in a Purchase Request rejected by Marlin involving exactly the same assets, substantive provisions of the purchase and sale agreement, pricing and economic terms described in such complete Purchase Request during a time period where such Affiliated Party was at all times deemed subject to the terms of this letter agreement; and

         (ii) to the extent the exclusivity agreement between the Joint Venture and Cargill would cover the Purchase Request, such Affiliated Party of NCOP or NCO obtained financing from Cargill on exactly the same terms offered under the Credit Agreement.

         (b) Notwithstanding anything to the contrary contained herein, upon the sending of a NCO Termination Notice, NCOP and NCO and their respective Affiliated Parties also shall be excused from the exclusivity provisions under this Agreement prior to the end of the Term if such notice provides evidence establishing that:

         (i) Marlin suffers a material adverse change in its financial condition (it being understood that the reduction in the size of the uncollected asset pools of a party shall not be a material adverse change) which would materially and adversely impact its ability to comply with its obligations to NCO, NCOP and any of their respective Affiliated Parties under the LCC Agreement; or

         (ii) Marlin becomes insolvent or is convicted of a crime which would materially and adversely impact its ability to comply with its obligations to NCO, NCOP or any of their respective Affiliated Parties under the LLC Agreement.

         6. TERMINATION OF EXCLUSIVITY BY MARLIN

         (a) Notwithstanding anything to the contrary contained herein, upon written notice to NCO and NCOP by Marlin (the "Marlin Termination Notice"), Marlin and its Affiliated Parties shall be excused from the exclusivity provisions under this Agreement prior to the end of the Term if such notice provides evidence established that:

         (i) 18 full calendar months have elapsed since the first purchase of Consumer Obligations by the Joint Venture;

         (ii) the Joint Venture has submitted at least five Purchase Requests that: (a) satisfy all of the requirements for submission of Purchase Requests under the Credit Agreement with Cargill, and (b) describes the types of assets contemplated in such Credit Agreement;

         (iii) the aggregate number and dollar amount of Purchase Requests which were funded by the Joint Venture does not exceed seventy five percent (75%) of the number and aggregate dollar amount of the sum of Marlin Qualifying Purchase Requests (defined below) and Purchase Requests that were funded by the Joint Venture; and

         (iv) the sum of all amounts actually advanced by the Joint Venture in order to close the transactions described in Purchase Requests exceeds Two Million Dollars ($2,000,000).

For purposes of the foregoing, a "Marlin Qualifying Purchase Request" shall mean a complete Purchase Request that meets each of the following requirements:

                                    (i) an Affiliated Party of Marlin has closed
         exactly the same substantive transaction as in a Purchase Request rejected by NCOP involving exactly the same assets, substantive provisions of the purchase and sale agreement, pricing and economic terms described in such complete Purchase Request during a time period where such Affiliated Party was at all times deemed subject to the terms of this letter agreement; and

                                    (ii) to the extent the exclusivity agreement
         between the Joint Venture and Cargill would cover the Purchase Request, such Affiliated Party of Marlin obtained financing from Cargill on exactly the same terms offered under the Credit Agreement.

         (b) Notwithstanding anything to the contrary contained herein, upon the sending of a Marlin Termination Notice by Marlin, Marlin and its Affiliated Parties also shall be excused from the exclusivity provisions under this letter agreement prior to the end of the term if such notice provides evidence establishing that:

         (i) NCO or NCOP suffers a material adverse change in its financial condition (it being understood that the reduction in the size of the uncollected asset pools of a party shall not be a material adverse change) which would materially and adversely impact such party's ability to comply with its obligations to Marlin and any of its Affiliated Parties under the LLC Agreement; or

         (ii) NCO or NCOP becomes insolvent or is convicted of a crime which would materially and adversely impact such party's ability to comply with its obligations to Marlin and its Affiliated Parties under the LLC Agreement; or

         (iii) Marlin or any of its Affiliated Parties terminates any Servicing Agreement after a material breach by NCOF (or any of its affiliates).

         7. END OF EXCLUSIVITY

         (a) If Marlin and its Affiliated Parties are excused from their exclusivity obligations, pursuant to Subsection 6(a) (provided the Servicing Agreements have not been terminated by Marlin other than in accordance with their respective terms) and/or Subsection 6(b)(iii) hereunder only, prior to the end of the Term, then NCO and NCOP and their Affiliated Parties shall be released from their exclusivity obligations one year after Marlin and its Affiliated Parties are so excused. Subject to Subsection 7(b), in all other terminations of exclusivity hereunder by Marlin, including Section 3 hereof, NCO and NCOP and their Affiliated Parties shall be released from their exclusivity obligations at the same time as Marlin and its Affiliated Parties are so excused. If pursuant to Section 5(b) hereof, NCO and NCOP and their Affiliated Parties are excused from their exclusivity obligations hereunder prior to the end of the Term or pursuant to Section 3 hereof, then Marlin and its Affiliated Parties shall be released from their exclusivity obligations at the same time that NCO and NCOP and their Affiliated Parties are so excused. If pursuant to
Section 5(a) hereof, NCO and NCOP and their Affiliated Parties are excused from their exclusivity obligations hereunder prior to the end of the Term, then Marlin and its Affiliated Parties shall be released from their exclusivity obligations one year after NCO and NCOP and their Affiliated Parties are so excused.

         (b) Notwithstanding anything to the contrary set forth herein, if NCO and NCOP would be excused from their exclusivity obligations as a result of an occurrence under Section 6(a) or 6(b)(iii) prior to the end of the Term, but, at the time of such excusal, any Servicing Agreement is still in effect, then such excusal shall not take effect for another year.

         8. COUNTERPARTS AND FACSIMILE DELIVERY

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered by facsimile, and each party agrees that delivery of this Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

         9. MODIFICATION

         This Agreement may not be modified or changed except by an instrument in writing executed by all of the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

         10. ATTORNEYS' FEES

         In the event any party shall bring any action to enforce or protect any of its rights under this Agreement, the prevailing party shall be entitled to recover, in addition to its damages or other form of contractual relief, its reasonable attorneys' fees and costs incurred in connection therewith.

         11. CONSTRUCTION

         The parties have each had the opportunity to obtain the advice of counsel of their own choice in the negotiating, drafting and execution of this Agreement. Accordingly, neither the entire Agreement nor any provision in it shall be (a) deemed to have been proposed or drafted by any party, or (b) construed against any party. This Agreement shall be construed as a whole according to its plain meaning. The paragraph and subparagraph headings have been included for the sake of clarity and are not intended to form part of this Agreement, and they shall not be accorded any weight in construing this Agreement.

         12. SEVERABILITY

         Whenever equitable, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, this Agreement shall be reformed, construed and enforced in such jurisdiction to carry out the intent of the parties to the maximum extent possible. In any event, if any provision of this Agreement will be held to be invalid, illegal or unenforceable for any reason, or reformed or reconstrued, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

         13. NOTICE

         All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) one business day after being sent by a nationally recognized overnight delivery service, postage or delivery charges prepaid or (ii) when the sender has confirmation that it has sent notice by prepaid facsimile if confirmed telephonically immediately thereafter and on the next business day by a signed original sent in the manner provided in (i) or
(ii); provided, however, that in order for any notice to be effective, it must also be sent by e-mail to the addresses set forth below.

                  If to:   Marlin
                  333 Glen Street, Suite 200
                  Glen Falls, NY  12801
                  Phone:   (518) 745-8260
                  Fax:     (518) 745-8610
                  E-Mail:  WDEDR10313@aol.com
                  with a copy to:

                  Russell R. Johnson, III
                  Attorney at Law
                  3734 Byfield Place
                  Richmond, VA  23233
                  Phone:   (804)747-7208
                  Fax:     (804)747-7209
                  E-Mail:  russ4478@aol.com
                           ----------------

                  with a copy to:

                  Martin Germanis
                  10474 Armstrong Street
                  Fairfax, VA  22030
                  Phone: 800-222-1722 ext 501
                  Fax: 703-293-7510
                  E-Mail: martin.germanis@crsoftwareinc.com

                  with a copy to:

                  Joel Lewis
                  President
                  Inovision
                  12726 Glenkirk Road
                  Richmond, VA  23233
                  Phone:   (804)364-0195
                  Fax:     (804)3601418
                  E-Mail: Inovision1@aol.com

                  Carl D. Roston
                  Akerman, Senterfitt & Eidson
                  One Southeast Third Avenue
                  28th Floor, SunTrust International Center
                  Miami, FL 33131
                  Phone:            305-374-5600
                  Fax:              305-374-5095
                  E-Mail:  croston@akerman.com
                           -------------------

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                  If to:   NCOP or NCO

                  Michael J. Barrist
                  NCO Group, Inc.
                  515 Pennsylvania Avenue
                  Fort Washington, PA 19034
                  Phone:            215-793-9300
                  Fax:              215-793-2908
                  E-mail:           mike.barrist@ncogroup.com

                  with a copy to:

                  Lawrence R. Wiseman
                  Blank Rome Comisky & McCauley LLP
                  One Logan Square
                  Philadelphia, PA 19103-6998
                  Phone:            215-569-5549
                  Fax:              215-988-6910
                  Email:            wiseman@blankrome.com

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 13, provided that any such change of address notice shall not be effective unless and until received.

         14. PUBLICITY

         Unless required by Law or stock exchange regulation, in the opinion of such parties' counsel, none of NCOP, NCO or Marlin shall make any public announcement regarding this Agreement without first consulting with the other. With respect to any announcement that a party is required by Law or stock exchange regulation to issue, such party shall, to the extent possible under the circumstances, review the necessity for the contents of the announcement with the other parties before issuing the announcement.

         15. FEES AND EXPENSES

         NCO shall pay all of the fees and expenses incurred by it and/or NCOP, and Marlin shall pay all of the fees and expenses incurred by it in negotiating and preparing this Agreement (and all other contracts and documents executed in connection herewith) and in consummating the transactions contemplated by this Agreement.

         16. ENTIRE UNDERSTANDING

         This Agreement, together with the Exhibits hereto, state the entire understanding among the parties with respect to the subject matter hereof, and supersede all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof, including without limitation all memorandums of understanding and/or letters of intent previously entered into among some or all of the parties hereto.

         17. PARTIES IN INTEREST

         This Agreement shall bind, benefit, and be enforceable by and against NCOP, NCO and Marlin and their respective successors and assigns. No party shall in any manner assign any of its rights or obligations under this Agreement without the express prior written consent of the other parties. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any persons other than the parties hereto and the respective directors of NCOP, NCO and Marlin.

         18. WAIVERS.

         Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

         19. REFERENCES

         All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

         20. CONTROLLING LAW

         THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         21. JURISDICTION AND PROCESS

         In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Delaware, (c) each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 13.

         22. NO THIRD-PARTY BENEFICIARIES

         Except for Cargill, no provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement, or any remedy for breach of this Agreement, to or upon any person other than the parties hereto, including, but not limited to, any customer, prospect, supplier, employee, contractor, salesman, agent or representative of any of the parties hereto.

                       [Signatures on the Following Page]

         IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date first above written.


Marlin Integrated Capital Holding Corporation

by:
         ------------------------------
         Name:    Warren W. Dedrick
         Title:  CEO


NCO Group, Inc.

by:
         ------------------------------
         Name:    Michael Barrist
         Title:


NCO Portfolio Management, Inc.

by:
         ------------------------------
         Name:    Michael Barrist
         Title:

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                                    EXHIBIT A

         (a) Requests for Purchase. From time to time during the Term, any Grantor may present to the Joint Venture written information describing a particular asset pool of Consumer Obligations (i) with respect to which it believes the Joint Venture should consider submitting an offer to purchase and
(ii) requesting that the Joint Venture evaluate purchasing such asset pool. Each such request shall be accompanied by all information reasonably necessary for the Joint Venture to prepare a bid package, and all other relevant information known to such Grantor regarding the asset pool.

         (b) Purchase Request. The Joint Venture shall diligently and in good faith work towards preparing a bid package which shall be substantially in the form of Exhibit B ("Purchase Request") hereto, and such other information as Marlin and NCOP may reasonably request. The Joint Venture shall, as quickly as reasonably practicable, but in no event later than 10 business days after the request under subsection (a), above, is received by the Joint Venture (along with all information required to be provided by subsection (a)), provide to Marlin and NCOP a Purchase Request; provided, however, that such period shall be tolled by an additional five business days at any time that there are more than ten Purchase Requests being prepared by the Joint Venture.

         (c) Acceptance or Rejection of Purchase Requests. Each of Marlin and NCOP shall cause its designee to the Board of Managers of the Joint Venture, in his capacity as a member of the Board of Managers, to accept or reject a Purchase Request within the period described below (the "Response Period"), after receipt thereof from the Joint Venture. The failure of NCOP's designee to the Board of Managers of the Joint Venture to so accept a Purchase Request or accept the Purchase Request subject only to the requirement that the Joint Venture bid in excess 115% of the price ("Increased Price Proposal") proposed in the Purchase Request (specifying such price) within two business days after receipt of the Purchase Request shall be deemed a rejection of the Purchase Request by NCOP ("NCOP Rejection"). The failure of Marlin's designee to the Board of Managers of the Joint Venture to so accept a Purchase Request (with the Increased Price Proposal, if any) within the three business days after receipt of the Purchase Request or the failure to cause the Joint Venture to timely prepare a Purchase Request shall be deemed a rejection of the Purchase Request by Marlin ("Marlin Rejection"). If both members of the Board of Managers of the Joint Venture so accept, then the Joint Venture shall forthwith bid the asset pool at such price. Notwithstanding anything in the foregoing to the contrary, a member of the Board of Managers' decision to accept or reject a Purchase Request shall be in his sole and absolute discretion and he may decline any Purchase Request for any reason (or no reason), without regard to any fiduciary duties, without notification, justification or explanation, and without regard to whether or not he or his Affiliated Parties have given any prior indication of interest or oral approval with respect to the specified asset pool. In the event the circumstances so require, Marlin and NCOP agree in good faith to work towards shortening the time-frames set forth herein in order to comply with this Agreement.

         (d) Acquiring Entity. The parties agree that the Joint Venture itself will not acquire any Consumer Obligations, and that its subsidiary Inovision-Meclr-NCOP-F, L.L.C. will acquire all Consumer Obligations to be financed by Cargill and that its subsidiary Inovision-Medclr-NCOP-NF, L.L.C. will acquire all other Consumer Obligations. In the event that the Joint Venture is the successful bidder on an asset pool which the Joint Venture bid upon in accordance with the terms hereof, it shall acquire such asset pool unless both members of the Board of Managers determine otherwise.

         (e) Acceptance of Purchase Request. Any acceptance of a Purchase Request by Marlin's or NCOP's designee to the Joint Venture's Board of Managers shall be evidenced by his execution and return to the Joint Venture of such Purchase Request, and shall be subject to all of the terms and conditions of this Agreement and in the Purchase Request so accepted (each an "Accepted Purchase Request"). An Accepted Purchase Request delivered to the Joint Venture by a member of the Board of Managers shall constitute the commitment by the member designating him, subject to satisfaction of all applicable terms and conditions of this Agreement, to make its 50% loan or asset pool equity contribution necessary to consummate such acquisition as reasonably determined by the Joint Venture at such time is as designated by the Manager selected by Marlin. All such loans and/or asset pool equity contributions shall bear interest at a rate equal to the rate at which Cargill is compensated for capital/loans (or such other rate as the parties may agree), and shall be repaid as often as cash flow and Cargill permit. An Accepted Purchase Request shall expire and shall have no further force or effect if (i) the Joint Venture is not the successful bidder for the specified asset pool at a purchase price which is not in excess of the anticipated purchase price described in such Purchase Request or (ii) the Joint Venture does not consummate its purchase of such asset pool pursuant to the terms and conditions of the related purchase agreement and as contemplated in the related Accepted Purchase Request within thirty (30) calendar days following issuance of the Accepted Purchase Request by Marlin and NCOP (unless (A) such period of time is extended in writing by Marlin and NCOP or (B) the seller of the asset pool has unilaterally extended the closing date for purchase of an asset pool and the Joint Venture is unable to contest any such extension).

         (f) General Funding Procedures. The Joint Venture shall provide Marlin and NCOP with not less than three (3) business days prior written notice of the scheduled closing date for the purchase of an asset pool described in an Accepted Purchase Request and shall request funding of the purchase from Marlin and NCOP on such date (each a "Purchase Date"). On the business day immediately preceding a Purchase Date, Marlin and NCOP shall transfer to the Joint Venture's designee, 50% of the loans or asset pool equity contributions necessary for such purchase, as designated by the Joint Venture.

         (g) Special Funding Procedures in connection with Forward Flow Purchase Agreements. In connection with a periodic purchase of a portion of an asset pool under a forward flow purchase agreement, the Joint Venture shall provide Marlin and NCOP with not less than three (3) business days prior written notice of the Purchase Date for the purchase of such portion of an asset pool under such forward flow purchase agreement, the total cost of such portion of the asset pool to be purchased on the Purchase Date and the amount of the loans or asset pool equity contributions which the Joint Venture requests Marlin and NCOP to fund on the Purchase Date in connection with such portion of the asset pool to be purchased on the Purchase Date. On the business day immediately preceding a Purchase Date for the purchase of a portion of an asset pool, Marlin and NCOP shall transfer to the Joint Venture's designee their respective equity contributions for such portion of the asset pool to be purchased on such Purchase Date.


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



                                    EXHIBIT B
                                   BID PACKAGE













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

                                    EXHIBIT C
                             EXISTING FORWARD FLOWS




                                   Team Health
                                 PP&L Utilities
                                   PECO Energy
                               Commonwealth Energy
                                   Con Edison
                                Exelon Companies

EXHIBIT D
                                IN-PROCESS DEALS

General Public Utilities
Duquense Light
Baltimore Gas & Electric
Rochester Gas & Electric
The Schumacher Group
National Emergency Services
Greater Houston Emergency Services
PECO Energy
Commonwealth Edison
Consolidated Edison of New York
Duke Power/Energy
United Illuminating
Cablevision




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